EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cypress Bioscience, Inc. for the registration of a total of 11,196,768 shares of common stock of Cypress Bioscience, Inc. and to the incorporation by reference therein of our report dated February 21, 2002 (except Note 1, as to which the date is March 28, 2002), with respect to the consolidated financial statements of Cypress Bioscience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California
July 25, 2002